Exhibit 99.1

Catcha Investment Corp Announces Pricing of

Upsized $275 Million Initial Public Offering

Singapore, February 11, 2021 — Catcha Investment Corp (the “Company”), a special purpose acquisition company formed for the purpose of entering into a combination with one or more businesses, today announced the pricing of its initial public offering of 27,500,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange and trade under the ticker symbol “CHAA.U” beginning February 12, 2021. Each unit consists of one Class A ordinary share of the Company and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the New York Stock Exchange under the symbols “CHAA” and “CHAA WS,” respectively.

Led by Chairman and Chief Executive Officer Patrick Grove and President Luke Elliott, Catcha Investment Corp intends to focus its search on a target with operations or prospective operations in the technology, digital media, financial technology, or digital services sectors, which it refers to as the “new economy sectors,” across Asia Pacific, in particular Southeast Asia and Australia.

J.P. Morgan Securities LLC is serving as sole book-running manager for this offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 4,125,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Telephone: 1-866-803-9204, or by emailing at prospectus-eq_fi@jpmchase.com.

Registration statements relating to the securities became effective on February 11, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is expected to close on February 17, 2021, subject to customary closing conditions.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Cheryl Ting

Catcha Investment Corp

Level 42, Suntec Tower Three,

8 Temasek Blvd, Singapore 038988

+65-6829-2294

cheryl@catchagroup.com